EXHIBIT 10.14
                      SENIOR EXECUTIVE RETIREMENT AGREEMENT

         THIS SENIOR EXECUTIVE RETIREMENT AGREEMENT (the "Agreement"), made and entered into as of the 22nd day of October, 1999, by and between WACHOVIA CORPORATION (the "Corporation"), a North Carolina corporation, and WALTER E. LEONARD, JR. (the "Executive"), a senior management employee of the Corporation;

                                    RECITALS

         The Executive is a senior management employee of the Corporation, and as such has rendered and is expected to continue to render valuable services in behalf of the Corporation. The Management Resources and Compensation Committee (the "Committee") of the Corporation desires for the Corporation to provide the Executive with supplemental retirement benefits partially in recognition of such services. In addition, the Committee has determined that providing such benefits will make the Corporation's benefits package more competitive with packages offered by many other employers and will facilitate management succession planning for the Corporation.

         NOW, THEREFORE, the Corporation and the Executive hereby mutually agree as follows:

Section 1. Definitions. When used herein, the words and phrases below shall have the meanings set forth, unless a different meaning is clearly required by the context. Terms used but not defined herein, and which are defined in the Retirement Plan, shall have the meaning assigned to them in the Retirement Plan. Masculine pronouns include feminine pronouns wherever used and vice versa.

         1.5 "Board of Directors" means the Board of Directors of the Corporation.

         1.2 "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

         1.3 "Effective Date" means October 22, 1999.

         1.4 "Final Average Compensation" means the average of the annual compensation of the Executive for the three full calendar years within the final five full calendar years of his employment which will produce the highest average. For this purpose, the annual compensation of the Executive shall mean his total cash remuneration from the Corporation, including an amount equal to the average of the annual incentive compensation paid to the Executive by the Corporation, if any, provided that the incentive compensation to be recognized for this purpose shall be approved by the Management Resources and Compensation Committee in good faith and in its sole discretion, plus the sum of: (a) any salary reduction amounts which the Executive elects to have contributed with respect to him to a qualified cash or deferred arrangement under Section 401(k) of the Code, to a benefit enhancement plan in lieu of contributions to such a qualified cash or deferred arrangement, to a cafeteria plan under Section 125 of the Code, or to any similar plan or arrangement, and (b) any amounts deferred under any deferred compensation plan or contract. Amounts described in (a) and
(b) shall be deemed received at the time the Executive would have received them but for the programs described in (a) and (b). Notwithstanding the foregoing, the Executive's total cash remuneration shall not include any benefits or compensation provided to the Executive under the Wachovia Corporation Stock Plan, any similar plan, or any successor or replacement plan.

         1.5 "Normal Retirement Date" means the first day of the month coincident with or next following the date the Executive attains age sixty.

         1.6 "Other Pension Plan" means any defined benefit pension plan, other than the Retirement Plan, in which the Executive is a participant and which is qualified under Section 401(a) of the Code and is maintained by the Corporation or a subsidiary of the Corporation.

         1.7 "Retirement Date" means the date the Executive retires under this Agreement on account of early or normal retirement.



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         1.8 "Retirement Plan" means the Retirement Income Plan of Wachovia
Corporation and any successor thereto.

         1.9 "Supplemental Benefit" means the monthly benefit payable to the Executive under this Agreement.

Section 2.        Normal Retirement.

         (a) At his Normal Retirement Date, the Executive will retire and will be entitled to receive the Supplemental Benefit, computed in the form of a single life annuity for his life. Payment of the Supplemental Benefit will commence on the Executive's Normal Retirement Date. The monthly amount of the Supplemental Benefit shall equal one-twelfth of the product of two and one-half percent (2.5%) of the Executive's Final Average Compensation times the number of years of his creditable service determined under the provisions of the Retirement Plan (subject to a maximum of 62.5%), reduced by the monthly amount payable under the Retirement Plan and any Other Pension Plan. The offset shall equal the monthly amounts actually payable under the Retirement Plan and any Other Pension Plan, based on the payment option elected by the Executive.

         (b) Notwithstanding the foregoing, if the Executive and the Corporation agree to extend the Executive's employment beyond the Executive's Normal Retirement Date, the Executive shall not be required to terminate employment at his Normal Retirement Date, and shall not forfeit any right to the Supplemental Benefit as a result of retirement after his Normal Retirement Date. Furthermore, the amount of the Supplemental Benefit shall in no event be less than the amount of the Supplemental Benefit that would have been payable to the Executive had he retired at his Normal Retirement Date. For purposes of this subsection, the amount of the Executive's Supplemental Benefit shall be determined on an actuarially equivalent basis using the actuarial factors set forth in the Retirement Plan.

Section 3. Early Retirement. If the Executive has attained his fifty-fifth birthday but has not attained his Normal Retirement Date, and has ten or more years of service, he may elect early retirement as of the first day of any calendar month following written notice of at least ninety days to the Corporation and the Committee. The Supplemental Benefit of the Executive who elects early retirement shall equal the benefit determined under Section 2 as of such date, reduced by five percent for each year (with proportionate allowance for complete months) by which the starting date of the benefit precedes attainment of his sixtieth birthday. With the consent of the Committee, the Supplemental Benefit shall be payable to the Executive pursuant to Section 2 commencing as of the first day of any calendar month on or after his early retirement and before his Normal Retirement Date. The request for benefit payment must be filed by the Executive in writing with the Committee at least thirty days prior to the date payments are requested to commence.

Section 4. Spouse's Supplemental Benefit. If the Executive shall be married on his Retirement Date, and shall die thereafter survived by such spouse, or if the Executive shall die prior to his Retirement Date and shall be married on the date of his death, such spouse shall be entitled to a monthly supplemental benefit (herein the "Spouse's Supplemental Benefit") payable for life and equal to 60% of the monthly amount of the Supplemental Benefit payable to the Executive (assuming, for an Executive who shall die prior to his Retirement Date, that the Executive had retired on the date immediately preceding the date of his death and that the years of his creditable service included the years and fractions thereof from the date of death to his Normal Retirement Date), before applying the reduction for the monthly amount payable to the Executive under the Retirement Plan and any Other Pension Plan, but reduced by the monthly amount, if any, payable to the spouse under the Retirement Plan and any Other Pension Plan in the calendar month next following the death of the Executive. The monthly amount of the Spouse's Supplemental Benefit shall be payable on the first day of each calendar month following the death of the Executive and preceding the death of such spouse.

Section 5. Optional Forms of Payment. Notwithstanding the provisions of Sections 2 through 4, the present value of the sum of the Supplemental Benefit and the Spouse's Supplemental Benefit (if any) may, at the request of the Executive and with the consent of the Executive's spouse (if any) and the Committee, be payable in cash in a lump sum within thirty days following the Retirement Date of the Executive. Such present value shall be the actuarial equivalent (as defined in the Retirement Plan) of the Supplemental Benefit and Spouse's Supplemental Benefit (if any). The request for a lump sum distribution, and the consent of the Executive's spouse, must be filed



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by the Executive with the Committee at least sixty days prior to the Retirement
Date. Such consent shall be in writing on a form provided by the Committee.

Section 6.        Disability; Death.

         (a) In the event the Executive suffers a disability (as defined in the Retirement Plan) prior to the Retirement Date, the Executive shall continue to accrue a Supplemental Benefit under this Agreement based upon the Final Average Compensation of the Executive as of the last date the Executive was paid by the Corporation (including sick pay) and taking into account the period from the disability of the Executive to the Normal Retirement Date as creditable service for purposes of this Agreement. The Supplemental Benefit of the Executive who is disabled shall be determined and payable as of the Normal Retirement Date of the Executive.

         (b) In the event that both the Executive and his spouse (if any) die before the date on which the Executive would have attained age 83, their designated beneficiary (or the estate of the last to die if no beneficiary has been designated) shall receive a lump sum death benefit (the "Death Benefit"). The Death Benefit shall be equal to the product of (i) 60% of the annual amount of the Supplemental Benefit payable to the Executive (subject to the assumptions described in Section 4 if the Executive dies before his Retirement Date), and
(ii) the difference between 83 and the age that the Executive attained (or would have attained) as of the later of the date on which he died or the date on which his spouse died.

Section 7.        Miscellaneous.

         (a) The Executive shall forfeit any right to the Supplemental Benefit or any other rights hereunder (including the Spouse's Supplemental Benefit) if he (i) declines to retire at his Normal Retirement Date, (ii) terminates employment with the Corporation prior to his Retirement Date without written consent of the Committee, or (iii) is terminated for "cause." Termination for cause shall arise if the Executive's employment by the Corporation is terminated because of or arising out of: (A) criminal dishonesty, (B) refusal to perform his employment duties for the Corporation on substantially a full-time basis,
(C) refusal to act in accordance with any specific substantive instructions of the Corporation's Chief Executive Officer or Board of Directors, or (D) engaging in conduct which could be materially damaging to the Corporation without a reasonable good faith belief by the Executive that such conduct was in the best interest of the Corporation. Notwithstanding the foregoing provisions of this
Section 7(a), in the event of a Change of Control of the Corporation, the Executive shall be vested in the right to receive payment of the Supplemental Benefit under this Agreement, which right shall not be forfeited upon the termination of the Executive for any reason other than for cause as defined in this Section 7(a). In the event the employment of the Executive is voluntarily or involuntarily terminated during the period beginning on the date of the Change of Control and ending on the third anniversary of such date, and as a result of such termination the Executive is entitled to receive Continuation Benefits pursuant to an employment agreement between the Corporation and the Executive, then notwithstanding any other provision of this Agreement to the contrary, the Executive shall continue to be credited with creditable service during the Compensation Period, and the annual cash compensation paid to the Executive during the Compensation Period shall be taken into account in determining his Final Average Compensation under this Agreement. The Executive's Supplemental Benefit shall be paid commencing as of the later of the end of the Compensation Period or the date the Executive actually attains (or would have attained but for death) the age of fifty-five. If payment of the Executive's Supplemental Benefit commences at a date prior to the Executive's Normal Retirement Date, the Executive shall be deemed to have satisfied all of the conditions and requirements described in Section 3 for purposes of computing the amount of his Supplemental Benefit. For purposes herein, the terms "Change of Control," Continuation Benefits," and "Compensation Period" shall have the meaning given such terms in the employment agreement between the Corporation and the Executive.


         (b) The Supplemental Benefit shall cease to be paid to the Executive (and rights to the Spouse's Supplemental Benefit shall terminate) if he shall disclose material confidential information or trade secrets concerning the Corporation or any of its subsidiaries without the Corporation's consent, or shall engage in any activity that is materially damaging to the Corporation including, but not limited to, engaging in competitive employment at any time. The Executive shall be deemed to engage in competitive employment if he shall render services as an owner, employee, officer, director, consultant or otherwise, for himself or any employer which conducts a business or enterprise in any area where the Corporation or affiliate of the Corporation conducts business that competes directly or indirectly with the Corporation or affiliate of the Corporation. The Committee shall have


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authority to cease payments under this paragraph (b), and the determination of the Committee shall be final and conclusive. Upon the request of the Executive, the Committee may grant an advance opinion as to whether a proposed activity would violate the provisions of this paragraph (b).

         (c) In consideration of any benefit payable to the Executive under this Agreement, the Executive upon termination of employment with the Corporation shall execute a separate release and waiver of claims in a form acceptable to the Corporation. The Executive shall not be eligible for any benefit under this Agreement until he has executed such release and waiver of claims.

         (d) In the event the employment of the Executive terminates prior to a Change of Control, and as a result of such termination the Executive is entitled to receive Continuation Benefits pursuant to an employment agreement between the Corporation and the Executive, then notwithstanding any other provision of this Agreement to the contrary, the Executive shall continue to be credited with creditable service during the Compensation Period, and the annual cash compensation paid to the Executive during the Compensation Period shall be taken into account in determining his Final Average Compensation under this Agreement. The Executive shall be deemed to retire from the Corporation on the last day of the Compensation Period and to have given the Corporation written notice of such retirement at least ninety days before such date. The Executive's Supplemental Benefit shall be paid commencing as of the end of the Compensation Period. The terms "Change of Control," "Continuation Benefits" and "Compensation Period" shall have the meaning given to such terms in the employment agreement between the Corporation and the Executive.

         (e) Nothing in this Agreement shall be construed as giving the Executive the right to be retained in the employ of the Corporation or any subsidiary of the Corporation at all or for any specified period in any particular position, or any right to any payment whatsoever except to the extent provided for by this Agreement.

         (f) Notwithstanding any other provisions hereof, if any person entitled to receive payments hereunder (the "recipient") shall be physically or mentally or legally incapable of receiving or acknowledging receipt of such payment, the Corporation, upon the receipt of satisfactory evidence that another person or institution is maintaining the recipient and that no guardian or committee has been appointed for the recipient, may cause such payment to be made to such person or institution so maintaining the recipient.

         (g) Nothing in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or shall be construed as creating a trust of any kind, or a fiduciary relationship between the Corporation and the Executive or any other person. Any amounts which are or may be set aside hereunder shall continue for all purposes to be a part of the general funds of the Corporation, and no person other than the Corporation shall, by virtue of the provisions of this Agreement, have any interest in such funds. To the extent that any person acquires a right to receive payments from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

         (h) The benefits payable under this Agreement may not be assigned by the Executive or any other person nor anticipated in any way.

         (i) The Committee may, in its sole discretion, terminate, suspend or amend this Agreement at any time or from time to time, in whole or in part; provided, that except as otherwise specifically provided herein no such termination, suspension or amendment made following the date that payments commence hereunder will affect the right of any person to receive benefits earned hereunder. Upon a change of control of the Corporation as defined in the Wachovia Corporation Stock Plan as it may be amended from time to time, this Agreement may not be amended or terminated without the express written consent of the Executive.

         (j) This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, to the extent not preempted by applicable federal law.

         (k) This Agreement replaces and supersedes any other individual retirement agreement between the Executive and the Corporation.

         (l) [OPTIONAL] If the Executive [was a participant in the South Carolina National Corporation Supplemental Executive Retirement Plan] OR [was a party to a Supplemental Retirement Agreement between

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the Executive and First Atlanta Corporation] (referred to herein as the
"Predecessor SERP"), in no event shall the Supplemental Benefit or Spouse's Supplemental Benefit payable under this Agreement be less than the benefit determined pursuant to the Predecessor SERP had such Predecessor SERP remained in effect until the Retirement Date of the Executive. The execution of this Agreement by the Executive constitutes a release by the Executive of all rights and benefits under the Predecessor SERP.

         (m) All notices hereunder shall be in writing and deemed properly given if delivered by hand and receipted or if mailed by registered mail, return receipt requested. Notices to the Corporation shall be directed to the Secretary of the Corporation with a copy directed to the Corporation's General Counsel. Notices to the Executive shall be directed to his last known address. Notice may not be provided by e-mail.

Section 8.        Administration.

         (m) This Agreement shall be administered by the Corporation. The Corporation shall interpret this Agreement, establish regulations to further the purposes of this Agreement and take any other action necessary to the proper operation of this Agreement. Prior to paying any benefit under this Agreement, the Corporation may require the Executive or his spouse to provide such information or material as the Corporation, in its sole discretion, shall deem necessary for it to make any determination it may be required to make under this Agreement. The Corporation may withhold payment of any benefit under this Agreement until it receives all such information and material and is reasonably satisfied of its correctness and genuineness.

         (n) If for any reason a benefit payable under this Agreement is not paid when due, the Executive or his spouse may file a written claim with the Corporation. If the claim is denied or no response is received within forty-five
(45) days after the date on which the claim was filed with the Corporation (in which case the claim will be deemed to have been denied), the Executive or his spouse may appeal the denial to the Committee within sixty (60) days of receipt of written notification of the denial or the end of the forty-five day period, whichever occurs first. In pursuing an appeal, the Executive or his spouse may request that the Committee review the denial, may review pertinent documents, and may submit issues and documents in writing to the Committee. A decision on appeal will be made within thirty (30) days after the appeal is made, unless special circumstances require the Committee to extend the period for another thirty (30) days.

         (o) The Corporation may appoint one or more persons to act as administrator and delegate its administrative responsibilities to such administrator.

         IN WITNESS WHEREOF, this Agreement has been executed in behalf of the Corporation by its duly authorized officers and by the Executive as of the day and year first above stated.


                                    WACHOVIA CORPORATION



                                    By:_____________________________________
                                             Chief Executive Officer

Attest:


------------------------------
                  Secretary

[Corporate Seal]



                                    __________________________________(SEAL)
                                    Executive



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